Exhibit 99.1

Middleburg Financial Corporation Announces First Quarter 2007 Earnings

Contact:	Joseph L. Boling, Chairman & CEO	540-687-6377 or
ceo@middleburgbank.com

	Alice P. Frazier, EVP & CFO	540-687-4801 or
cfo@middleburgbank.com

	Kate J. Chappell, SVP & CAO	540-687-4816 or
cao@middleburgbank.com

MIDDLEBURG, VIRGINIA (April 26, 2007) – Middleburg Financial Corporation (NASDAQ – MBRG)

reported net income of $2.1 million for the quarter ended March 31, 2007.  This amount was a 4.7% increase over net income of $2.0 million for the quarter ended March 31, 2006.  Earnings per share for the quarter ended March 31, 2007 were $0.47 per diluted share, compared to earnings per share for the quarter ended March 31, 2006 of $0.52 per diluted share. Total consolidated assets grew by $15.5 million from December 31, 2006, to $787.8 million at March 31, 2007.  The return on average assets and return on average equity were 1.09% and 10.70%, respectively, for the quarter ended March 31, 2007.

Joseph L. Boling, Chairman and CEO stated, “Even though our financial performance is not as strong as we would like for it to be, we are pleased to have an increase in overall earnings given the current market conditions. Our focus continues to be on providing quality client service and services to our existing and new clients through our business model that ultimately increases the financial relationship with the client. We will continue to look for opportunities to improve our efficiencies and contain costs as we grow the business. ”

The components of net income per diluted share are summarized below:

	For the Three Months Ended
	March 31,
	2007		2006
	Net	Diluted Earnings	Net	Diluted Earnings
	Income	Per Share	Income	Per Share
Core Banking	$ 2,000,058	$ 0.44	$ 1,843,387	$ 0.47
Mortgage	34,121	0.01	67,990	0.02
Wealth Management	111,352	0.02	136,462	0.03
	$ 2,145,531	$ 0.47	$ 2,047,839	$ 0.52

Diluted earnings per share for the quarter ended March 31, 2007 decreased by 9.6% or $0.05 when compared to the quarter ended March 31, 2006.  This decrease resulted mostly from the increase in the weighted average diluted shares outstanding at March 31, 2007.  The increase in weighted average diluted shares outstanding resulted from the July 2006 issuance of 676,552 shares of the Company’s common stock in an underwritten public offering, including the exercise of the underwriter’s over-allotment option.

Net income from core banking operations increased $157,000 to $2.0 million for the quarter ended March 31, 2007 compared to $1.8 million for the quarter ended March 31, 2006.  Much of the increase in net income is associated with decreased interest expense on trust preferred debt that was retired in December 2006.  The decrease in diluted earnings per share from core banking operations was associated to the increase in weighted average diluted shares outstanding.

The Company also experienced decreases in net income and diluted earnings per share from mortgage banking and wealth management operations.  When comparing the quarter ended March 31, 2007 to the quarter ended March 31, 2006, diluted earnings per share from mortgage banking decreased by $0.01.  Mortgage banking operations  were  negatively impacted by slightly narrowed margins resulting from shifts in the mix of retail and wholesale loan volume and operational expenses related to hiring two large volume producers in the Virginia market.

Earnings from Middleburg Investment Group, the subsidiary for wealth management operations, declined to $0.02 per diluted share for the quarter ended March 31, 2007 when compared to $0.03 per diluted share for the quarter ended March 31, 2006.  Middleburg Investment Group generates revenues from trust and investment advisory activities through Middleburg Trust Company (MTC), a wholly owned trust subsidiary, Middleburg Investment Advisors, Inc. (MIA), a wholly owned registered investment advisor, and Middleburg Bank Investment Sales, which is a division of Middleburg Bank. Middleburg Bank Investment Sales net income decreased 50% or $7,000 when comparing the quarter ended March 31, 2006 to March 31, 2007 due to decreased sales resulting from the loss of a key producer in July 2007.  In early April 2007, an additional sales consultant with significant experience joined the Company.

MTC’s net income decreased 13.0% or $6,500 when comparing the quarter ended March 31, 2007 to the quarter ended March 31, 2006.  MIA’s net income decreased 21.8%  or $18,000 when comparing the quarter ended March 31, 2007 to the same period in 2006.   Both MTC and MIA have incurred increased operating expenses, particularly in the legal and audit/advisory category.  Also, MTC hired an additional business development officer in January 2007.

Net Interest Income and Net Interest Margin

The net interest margin declined from 4.05% for the quarter ended March 31, 2006 to 4.02% for the quarter ended March 31, 2007. The decrease was due to the flattening yield curve and intense competition for loans and deposits in the Company’s markets.  Although the yield on average earnings assets increased by 38 basis points when comparing the quarter ended March 31 2006 to the same time period in 2007, the lack of growth in overall deposits and a shift in the composition of the Company’s deposits resulted in an overall negative impact to the net interest margin. Average balances in money market, savings accounts and interest checking decreased by $24.9 million when comparing the quarter ended March 31, 2006 to the same time in 2007.  The weighted average cost of these accounts for the quarters ended March 31, 2007 and 2006 was 2.07% and 1.78%, respectively.  Conversely, the average balance of certificates of deposits increased $51.1 million when comparing the quarter ended March 31, 2006 to the quarter ended March 31, 2007. The weighted average cost of the Company’s certificates of deposits was 4.68% and 3.73% for the quarters ended March 31, 2007 and 2006, respectively.

The net interest margin was 3.97% for the year ended December 31, 2006 and 3.94% for the fourth quarter of 2006.   Compared to those number, the increase in net interest margin during the first quarter of 2007 is directly related to the retirement of $10 million of trust preferred debt at a rate of 9.17%.  The debt was retired at par in December 2006 with funds from the stock issuance in July 2006.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by average total earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal bond income), then subtracting interest expense. The tax rate utilized is 34%. Details on the calculation of the net interest margin are included in footnote (1) following the “Key Statistics” table below.

Net interest income increased 3.0% from $6.6 million for the quarter ended March 31, 2006 to $6.8 million for the quarter ended March 31, 2007.  Interest income increased 10.3%, while interest expense increased 22.3%, when comparing the quarters ended March 31, 2007 and March 31, 2006. Interest income from loans increased $1.1 million or 12.6% when comparing the quarter ended March 31, 2007 to the same time period in 2006.  While the average yield on the loan portfolio had increased by 29 basis points when comparing the quarter ended March 31, 2006 to the quarter ended March 31, 2007, the majority of the increase in loan interest income was attributed to the growth of the loan portfolio. Average loans increased 7.9% or $41.9 million when comparing the quarter ended March 31, 2006 to the quarter ended March 31, 2007. Interest income from the investment portfolio remained relatively unchanged when comparing the quarter ended March 31, 2006 in spite of the average balance decrease of 10.0% from the quarter ended March 31, 2006 to the quarter ended March 31, 2006.   The average yield increased 57 basis points when comparing the same periods.

Non Interest Income

Non interest income decreased $34,000 or 1.6% when comparing the quarter ended March 31, 2006 to the quarter ended  March 31, 2007.

Trust and investment advisory fees earned by MTC and MIA increased 3.2% or $34,000 when comparing the quarter ended March 31, 2007 to the quarter ended March 31, 2006. Trust and investment advisory fees are based primarily upon the market value of the accounts under administration/management.  Total assets under administration by MTC and MIA remained relatively unchanged at $1.1 billion at March 31, 2007 and 2006.

Service charges on deposits increased $30,000 or 6.9% when comparing the quarter ended March 31, 2007 to the quarter ended March 31, 2006.  A significant amount of the increase was related to ATM/Visa check card exchange fees and resulted from an increase in activity.

Investment sales fees decreased 34.2% to $127,000 for the quarter ended March 31, 2007, compared to $193,000 for the quarter ended March 31, 2006.  The decrease in sales fees resulted from the loss of a key producer in July 2006.

Equity in earnings from affiliate, which reflects the 41.8% ownership interest in Southern Trust Mortgage, decreased 49.5% or $51,000 from $103,000 for the quarter ended March 31, 2006 to $52,000 for the quarter ended March 31, 2007.  STM closed $215.3 million in loans for the quarter ended March 31, 2007, with 52.7% of its production attributable to purchase money financings.  For the quarter ended March 31, 2006, STM closed $213.8 million in loans, with 62.2% of its production attributable to purchase money financings.  Mortgage banking operations  were  negatively impacted by slightly narrowed margins resulting from shifts in the mix of retail and wholesale loan volume and operational expenses related to hiring two large volume producers in the Virginia market.

Income earned from the Company’s $10.8 million investment in Bank Owned Life Insurance (BOLI) contributed $109,000 and $104,000 for the quarters ended March 31, 2007 and 2006, respectively.

Other service charges, including fees from loans and other service fees, increased $10,000 or 6.3% when comparing the quarter ended March 31, 2006 to the quarter ended March 31, 2007.   This increase was driven by increases in loan processing fees.  The Company had increased its fees related to loan documentation services.

Non Interest Expense

Non interest expense increased $173,000 or 3.1% to $5.7 million for the quarter ended March 31, 2007, compared to $5.5 million for the same time period in 2006.

Salary and employee benefit expense decreased 3.9% or $137,000 when comparing the quarter ended March 31, 2006 to the quarter ended March 31, 2007.  Much of this decrease resulted from both the cost savings recognized in employee life and health insurance expense with a change in insurance plans that was offered to employees by the Company for 2007 and a decrease in commission expense related to investment sales ended March 31, 2007 compared to the same time period in 2006.

Net occupancy and equipment expense increased by $77,000 or 10.4% to $818,000 for the quarter ended March 31, 2007, compared to $741,000 for the quarter ended March 31, 2006.

Other taxes, which is comprised of mostly bank franchise tax, increased 24.8% or $31,000 when comparing the quarter ended March 31, 2006 to the quarter ended March 31, 2007.  The Virginia bank franchise tax assessment is equal to one percent of a bank’s net capital, as defined by the Commonwealth of Virginia.  With the  issuance of 676,552 shares of its common stock in an underwritten public offering in July 2006, the Company increased its capital level by $19.7 million and subsequently transferred $19.0 million to the banking subsidiary, resulting in the increase in bank franchise tax for the quarter ended March 31, 2007.

Computer operations expense increased $25,000 or 10.7% when comparing the quarter ended March 31, 2006 to the quarter ended March 31, 2007. This increase was related to normal increases in software maintenance costs of in-house core operating and support systems resulting mostly from the Company’s growth, as well as increased coverage for the new customer relationship management software, which had been installed in April 2006.

Other operating expenses increased 18.3% or $178,000 to $1.1 million for the quarter ended March 31, 2007 from $970,000 for the quarter ended March 31, 2006. The year over year increase resulted from increases in various expense categories, predominantly accounting/audit expense and legal fees.

Total Consolidated Assets

Total assets increased 3.4% to $787.8 million at March 31, 2007 from $762.0 million at March 31, 2006.  Total loans, net of allowance for loan losses, increased 6.7% or $36.2 million to $579.6 million at March 31, 2007 from $543.4 million at March 31, 2006.  Considering the current interest rate and competitive market environment, the Company has been diligent about maintaining its credit quality and thereby cautious about the growth that it has added to the loan portfolio.  Additional staff, a solid local economy, the relationship with STM, and the success of the business model, which focuses on high quality financial solutions to clients and increasing client introductions across business lines, are all believed to have contributed to the loan growth experienced.  At March 31, 2007, the tax equivalent yield on the loan portfolio was 7.06%.

At March 31, 2007, there were no non performing loans, representing a decrease of $11,000 from March 31, 2006. There were $22,000 in total loans past due 90 days or more at March 31, 2007, representing an increase of $17,000 from March 31, 2006. At March 31, 2007, total loans greater than 30 days past due totaled $1.7 million. It is anticipated that approximately $500,000 of those loan balances could be placed on non-accrual status during the second quarter of 2007.  However, at this time, no loss is expected from the past due loans.

The loan loss provision was $152,000 for the quarter ended March 31, 2007.  The allowance for loan losses was $5.7 million or 0.98% of total loans outstanding at March 31, 2007.  Net charge offs were $6,000 for the quarter ended March 31, 2007, compared to net charge offs of $23,000 for the same time period in 2006. Based upon internal analysis by the Company’s credit administration department, which factors, among other things, the credit quality of the portfolio, the allowance for loan losses was deemed adequate.

The investment portfolio decreased $15.9 million or 10.6% to $134.0 million at March 31, 2007, compared to $150.0 million at March 31, 2006.  During 2006, management elected to utilize cash received from principal pay downs, maturities and calls in its investment portfolio to fund loan growth rather than re-invest into the investment portfolio.  This strategy decreased the size of the investment portfolio. In anticipation of rising interest rates, the Company has also held to an investment strategy that focuses on keeping the portfolio relatively short by purchasing securities with weighted average lives that typically do not exceed three years.  At March 31, 2007, the tax equivalent yield on the investment portfolio was 5.87%.

Deposits and Other Borrowings

Total deposits, which includes brokered deposits, increased 2.1% to $556.8 million at March 31, 2007 from $545.8 million at March 31, 2006.  Total retail deposits, which excludes brokered deposits, decreased 0.04% from $531.9 million at March 31, 2006 to $531.7 million at March 31, 2007. At March 31, 2007, $25.1 million of the brokered certificates were outstanding.  The Company had $13.9 million in brokered certificates of deposits at March 31, 2006.

Securities sold under agreements to repurchase with commercial checking account clients increased by $5.0 million or 14.4% from March 31, 2006 to $39.9 million at March 31, 2007.  Federal Home Loan Bank advances and overnight borrowings decreased $7.3 million or 6.8% to $99.0 million at March 31, 2007 from $106.3 million at March 31, 2006.

Equity

In July 2006, the Company issued 676,552 shares of its common stock in an underwritten public offering, including the exercise of the underwriter’s over-allotment option.  The public price of $31.00 per share, less the underwriters’ commissions and expenses of the offering, resulted in net proceeds of $19.7 million to the Company.  The Company used the proceeds to increase its equity and to provide additional equity capital to the Bank to support the growth of operations.

Shareholders’ equity increased 45.5% from $54.5 million at March 31, 2006 to $79.3 million at March 31, 2007.   The book value of the Company at March 31, 2007 was $17.61 per common share.  Total common shares outstanding were 4,505,605 at March 31, 2006.

On March 21, 2007, the board of directors declared a $0.19 per common share cash dividend for shareholders of record as of  April 4, 2007 and payable on April 27, 2007.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc.  Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment Advisors, Inc.  Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with seven financial service centers.  Middleburg Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Middleburg Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
SUMMARY INCOME STATEMENT
( Unaudited, dollars in thousands)	For the Three Months Ended
	1Q07	4Q06	3Q06	2Q06	1Q06

INTEREST INCOME
Interest and fees on loans	$ 9,983	$ 9,944	$ 9,843	$ 9,508	$ 8,866
Interest on investment securities	1,770	1,806	1,850	1,794	1,787
Interest on short term investments	-	-	-	-	-

TOTAL INTEREST INCOME	$ 11,753	$ 11,751	$ 11,692	$ 11,302	$ 10,653

INTEREST EXPENSE
Interest on deposits	$ 3,518	$ 3,374	$ 3,154	$ 2,641	$ 2,525
Interest on borrowings	1,426	1,580	1,753	1,945	1,516

TOTAL INTEREST EXPENSE	$ 4,944	$ 4,953	$ 4,907	$ 4,586	$ 4,041

NET INTEREST INCOME	$ 6,809	$ 6,797	$ 6,785	$ 6,716	$ 6,612

PROVISION FOR LOAN LOSSES	152	82	55	113	250

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	$ 6,657	$ 6,716	$ 6,731	$ 6,603	$ 6,362

NON INTEREST INCOME
Trust and investment advisory fee income	$ 1,105	$ 1,054	$ 985	$ 1,004	$ 1,071
Service charges on deposits	466	488	471	474	436
Net gains on securities available for sale	-	(305)	-	1	-
Commissions on investment sales	127	93	102	167	193
Equity in earnings from affiliate	52	(109)	358	328	103
Bank owned life insurance	109	112	111	109	104
Other service charges, commissions and fees	170	155	140	153	160
Other operating income	28	72	46	16	24

TOTAL NON INTEREST INCOME	$ 2,057	$ 1,560	$ 2,213	$ 2,252	$ 2,091

NON INTEREST EXPENSE
Salaries and employee benefits	$ 3,340	$ 3,495	$ 3,371	$ 3,347	$ 3,477
Net occupancy expense of premises	818	750	743	790	741
Other taxes	156	125	125	125	125
Computer operations	258	257	257	235	233
Other operating expenses	1,148	1,579	1,093	1,372	970

TOTAL NON INTEREST EXPENSE	$ 5,719	$ 6,206	$ 5,589	$ 5,869	$ 5,546

INCOME BEFORE TAXES	$ 2,994	$ 2,069	$ 3,354	$ 2,987	$ 2,907
Income tax expense	849	537	1,019	885	858

NET INCOME	$ 2,146	$ 1,532	$ 2,336	$ 2,101	$ 2,049

MIDDLEBURG FINANCIAL CORPORATION
BALANCE SHEET
(dollars in thousands)	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006

Assets:
Cash and due from banks	$ 15,668	$ 18,391	$ 14,624	$ 17,551	$ 13,813
Interest-bearing balances in banks	394	164	273	563	288
Securities at fair value	134,048	135,435	144,540	145,910	149,967
Loans, net of allowance for loan losses	579,604	564,750	557,803	551,825	543,399
Bank premises and equipment, net	18,884	18,429	18,214	18,402	18,638
Other assets	39,171	35,136	37,099	36,772	35,912

Total assets	$ 787,767	$ 772,305	$ 772,553	$ 771,024	$ 762,017

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$ 117,684	$ 128,300	$ 123,508	$ 140,019	$ 121,809
Savings and interest-bearing demand deposits	259,855	250,747	249,246	256,182	287,881
Time deposits	179,293	191,551	187,235	165,367	136,138
Total deposits	$ 556,833	$ 570,598	$ 559,989	$ 561,568	$ 545,828

Federal funds purchased	-	-	-	-	-
Securities sold under agreements to repurchase	39,922	38,474	32,906	36,939	34,902
Federal Home Loan Bank advances	64,000	34,000	26,700	44,000	51,275
Long-term debt	35,000	40,000	55,000	55,000	55,000
Trust preferred capital notes	5,155	5,155	15,465	15,465	15,465
Other liabilities	7,527	6,179	4,894	3,372	5,014
Commitment and contingent liabilities	-	-	-	-	-
Total liabilities	$ 708,437	$ 694,406	$ 694,954	$ 716,344	$ 707,484

Shareholders' Equity:
Common stock, par value $2.50 per share	$ 11,264	$ 11,264	$ 11,264	$ 9,523	$ 9,523
Capital surplus	23,519	23,503	23,667	5,459	5,459
Retained earnings	45,429	44,139	43,463	41,984	40,605
Accumulated other comprehensive income (loss), net	(882)	(1,008)	(796)	(2,285)	(1,054)
Total shareholders' equity	$ 79,329	$ 77,898	$ 77,598	$ 54,681	$ 54,533

Total liabilities and shareholders' equity	$ 787,767	$ 772,305	$ 772,553	$ 771,024	$ 762,017

MIDDLEBURG FINANCIAL CORPORATION
KEY STATISTICS	For the Three Months Ended
	1Q07	4Q06	3Q06	2Q06	1Q06

Net Income (dollars in thousands)	$ 2,146	$ 1,532	$ 2,336	$ 2,101	$ 2,049
Earnings per share, basic	$ 0.48	$ 0.34	$ 0.53	$ 0.55	$ 0.54
Earnings per share, diluted	$ 0.47	$ 0.33	$ 0.52	$ 0.54	$ 0.52

Return on average total assets	1.09%	0.92%	1.21%	1.11%	1.11%
Return on average total equity	10.70%	9.21%	12.47%	15.17%	15.17%
Dividend payout ratio	39.90%	55.87%	35.75%	34.43%	35.33%
Fee revenue as a percent of total revenue	14.89%	11.72%	15.91%	16.62%	16.41%

Net interest margin(1)	4.02%	3.94%	3.93%	3.96%	4.05%
Yield on average earning assets	6.83%	6.72%	6.69%	6.59%	6.45%
Yield on average interest-bearing liabilities	3.50%	3.49%	3.46%	3.21%	2.94%
Net interest spread	3.33%	3.23%	3.24%	3.38%	3.51%
Tax equivalent adjustment to net interest income (dollars in thousands)	$ 251	$ 216	$ 195	$ 191	$ 192

Non-interest income to average assets	1.07%	0.80%	1.15%	1.18%	1.13%
Non-interest expense to average assets	2.99%	3.20%	2.91%	3.09%	2.93%

Efficiency ratio(2)	62.35%	69.46%	60.42%	63.71%	61.95%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. For the quarters ended March 31, 2007 and 2006, net interest income on a tax equivalent basis was $7.1 million and $6.8 million, respectively.    See the table below for a reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns a fair amount of non taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  It is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized is 34%. For the quarters ended March 31, 2007 and 2006, tax equivalent net interest income was $7.1 million and $6.8 million, respectively.  See the table below for a reconciliation of net interest income to tax equivalent net interest income. Total non interest income, excluding gains and losses on the investment portfolio, for the quarters ended March 31, 2007 and 2006, was $2.1 million.  The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating.  An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses.  The Company believes that the efficiency ratio is a reasonable measure of profitability.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA BY QUARTER
	1Q07	4Q06	3Q06	2Q06	1Q06
BALANCE SHEET RATIOS
Loans to deposits	111.53%	105.25%	100.59%	99.24%	100.54%
Average interest-earning assets to
average-interest bearing liabilities	124.49%	123.82%	123.22%	122.27%	122.35%

PER SHARE DATA
Dividends	$ 0.19	$ 0.19	$ 0.19	$ 0.19	$ 0.19
Book value	$ 17.61	$ 17.29	$ 17.22	$ 14.36	$ 14.32
Tangible book value	$ 16.39	$ 16.06	$ 15.97	$ 12.85	$ 12.79

SHARE PRICE DATA
Closing price	$ 32.80	$ 36.99	$ 34.05	$ 30.83	$ 35.00
Diluted earnings multiple	1.90	2.00	1.80	2.31	2.51
Book value multiple	1.86	2.14	1.98	2.15	2.44

COMMON STOCK DATA
Outstanding shares at end of period	4,505,605	4,505,605	4,505,605	3,809,053	3,809,053
Weighted average shares outstanding	4,505,605	4,505,605	4,394,724	3,809,053	3,807,786
Weighted average shares outstanding, diluted	4,590,422	4,596,195	4,482,970	3,899,198	3,904,965

CAPITAL RATIOS
Total equity to total assets	10.07%	10.09%	10.04%	7.09%	7.16%
Total risk based capital ratio	13.57%	13.70%	15.20%	11.74%	11.70%
Tier 1 risk based capital ratio	12.65%	12.79%	14.30%	10.85%	10.80%
Leverage ratio	10.30%	10.26%	11.52%	8.75%	8.76%

CREDIT QUALITY
Net charge-offs to average loans	0.00%	0.00%	0.00%	0.01%	0.01%
Total non-performing loans to total loans	0.00%	0.00%	0.00%	0.00%	0.00%
Total non-performing assets to total assets
Non-accrual loans to:
total loans	0.00%	0.00%	0.00%	0.05%	0.00%
total assets	0.00%	0.00%	0.00%	0.03%	0.00%
Allowance for loan losses to:
total loans	0.98%	0.98%	0.98%	0.98%	0.98%
non-performing loans	0.00%	0.00%	0.00%	2130.08%	33562.50%
non-accrual loans	0.00%	0.00%	0.00%	2138.43%	48818.18%

NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$ 22	$ 19	$ -	$ 1	$ 5
Non-accrual loans	-	-	-	255	11

NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$ 26	$ 16	$ 14	$ 36	$ 47
(Recoveries)	(20)	(4)	(19)	(6)	(24)
Net charge-offs (recoveries)	6	12	(5)	30	23

PROVISION FOR LOAN LOSSES (dollars in thousands)	$ 152	$ 81	$ 55	$ 113	$ 250

ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$ 5,582	$ 5,513	$ 5,453	$ 5,370	$ 5,143
Provision	152	81	55	113	250
Net charge-offs (recoveries)	6	12	(5)	30	23
Balance at the end of period	5,728	5,582	5,513	5,453	5,370

	Average Balances, Income and Expenses, Yields and Rates
	Three Months Ended March 31,
		2007			2006
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
			(Dollars in thousands)
Assets :
Securities:
Taxable	$ 93,377	$ 1,223	5.31%	$ 118,683	$ 1,405	4.80%
Tax-exempt (1) (2)	41,182	737	7.26%	30,899	563	7.39%
Total securities	$ 134,559	$ 1,960	5.91%	$ 149,582	$ 1,968	5.34%
Loans
Taxable	$ 573,281	$ 9,983	7.06%	$ 531,275	$ 8,865	6.77%
Tax-exempt (1)	20	-	0.00%	101	2	8.03%
Total loans	$ 573,301	$ 9,983	7.06%	$ 531,376	$ 8,867	6.77%
Federal funds sold	4,351	54	5.03%	731	8	4.44%
Interest on money market investments	-	-	-	-	-	-
Interest bearing deposits in
other financial institutions	568	6	4.28%	108	1	3.76%
Total earning assets	$ 712,779	$ 12,003	6.83%	$ 681,797	$ 10,844	6.45%
Less: allowances for credit losses	(5,608)			(5,161)
Total nonearning assets	68,787			68,589
Total assets	$ 775,958			$ 745,225

Liabilities:
Interest-bearing deposits:
Checking	$ 146,104	$ 918	2.55%	$ 148,390	$ 813	2.22%
Regular savings	51,020	231	1.84%	59,518	254	1.73%
Money market savings	60,101	162	1.09%	74,193	173	0.95%
Time deposits:
$100,000 and over	128,192	1,582	5.00%	80,212	776	3.92%
Under $100,000	62,846	624	4.03%	59,684	509	3.46%
Total interest-bearing deposits	$ 448,263	$ 3,517	3.18%	$ 421,997	$ 2,525	2.43%

Federal Home Loan Bank Advances	36,417	426	4.74%	28,158	333	4.80%
Securities sold under agreements
to repurchase	45,596	506	4.50%	35,487	323	3.69%
Long-term debt	41,766	487	4.73%	70,521	851	4.89%
Federal Funds Purchased	519	8	6.25%	942	10	4.31%
Total interest-bearing liabilities	$ 572,561	$ 4,944	3.50%	$ 557,105	$ 4,042	2.94%
Non-interest bearing liabilities
Demand Deposits	117,498			129,177
Other liabilities	6,920			3,904
Total liabilities	$ 696,979			$ 690,186
Shareholders' equity	78,978			55,040
Total liabilities and shareholders'
equity	$ 775,957			$ 745,226

Net interest income		$ 7,059			$ 6,802

Interest rate spread			3.33%			3.51%
Interest expense as a percent of
average earning assets			2.81%			2.40%
Net interest margin			4.02%			4.05%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%
(2) Income and yields include dividends on preferred bonds which are 70% excludable for tax purposes.
(3) All yields and rates have been annualized on a 365 day year.

MIDDLEBURG FINANCIAL CORPORATION
RECONCILIATION OF NET INTEREST INCOME TO
TAX EQUIVALENT NET INTEREST INCOME

FOR THE FISCAL YEAR-TO-DATE PERIOD ENDED
(dollars in thousands)	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
GAAP measures:
Interest Income - Loans	$ 9,983	$ 38,161	$ 28,217	$ 18,374	$ 8,867
Interest Income - Investments & Other	1,770	7,237	5,431	3,581	1,786
Interest Expense - Deposits	3,518	11,694	8,320	5,166	2,525
Interest Expense - Other Borrowings	1,426	6,794	5,214	3,461	1,517
Total Net Interest Income	$ 6,809	$ 26,910	$ 20,114	$ 13,328	$ 6,611
Plus:
NON-GAAP measures:
Tax Benefit Realized on Non- Taxable Interest Income - Loans	$ 1	$ 2	$ 1	$ 1	$ 1
Tax Benefit Realized on Non- Taxable Interest Income - Municipal Securities	250	792	577	382	191
Tax Benefit Realized on Non- Taxable Interest Income - Corporate Securities	-	-	-	-	-
Total Tax Benefit Realized on Non- Taxable Interest Income	$ 251	$ 794	$ 578	$ 383	$ 192

Total Tax Equivalent Net Interest Income	$ 7,059	$ 27,704	$ 20,692	$ 13,711	$ 6,803